EXHIBIT 4.2

                              [Letterhead of Dtomi]

                                 August 4, 2005

David M. Otto
The Otto Law Group, PLLC
601 Union Street, Suite 4500
Seattle, Washington 98101

         Re:  Amendment to Engagement Agreement for Payment of Fees

Dear David:

         This letter agreement memorializes the agreement by and among Dtomi, Inc., a Nevada corporation (the "Company"), The Otto Law Group, PLLC ("OLG") and David M. Otto ("Otto"), to amend that certain engagement agreement dated October 21, 2001 by and between OLG the Corporation (the "OLG Engagement Agreement").

         The Company shall issue to Otto 39,225,000 shares of the Company's common stock (the "Shares") and register the Shares under Section 5 of the Securities Act of 1933, as amended, on Form S-8. OLG shall to credit the Company, against future fees owed by the Company to OLG, the proceeds of the sale of any of the Shares. From time to time, but at periods not exceeding three months beginning on the date of this letter, OLG shall disclose to the Company the amount of proceeds resulting from the sale of any or all of the Shares and statements from OLG and/or OLG's broker disclosing the proceeds resulting from the sale of Shares.

         If you agree to the terms and conditions of this letter agreement, please indicate your agreement by signing in the OLG signature block below and returning an original, signed version of this letter to me.

         I understand that you are the sole holder of securities of OLG and the natural person that has performed substantially all of the services provided by OLG on behalf of the Company pursuant to the OLG Engagement Agreement.


                                                     Sincerely,



                                                     John R. Haddock
                                                     Director

AGREED AND ACCEPTED:

THE OTTO LAW GROUP, PLLC



By:  _______________________________
        Name:  David M. Otto
        Title:  President

Dated:  August 4, 2005


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